                                    EXHIBIT 4

                       AMENDMENT NO. 1 TO VOTING AGREEMENT

         This AMENDMENT NO. 1 TO VOTING AGREEMENT (this "Agreement"), dated as of January __, 1998 to be effective as of December 31, 1997, is between and among RONALD E. ROARK, an individual with an office at 1251 Dublin Road, Columbus, Ohio 43215 ("Roark"), TUCKER HOLDING COMPANY, LTD., an Ohio limited liability company with an office at 1251 Dublin Road, Columbus, Ohio 43215 ("Tucker"), and HARBERT EQUITY FUND I, L.L.C., a Georgia limited liability company with an office at One Riverchase Parkway South, Birmingham, Alabama 35244 ("Harbert").

                              W I T N E S S E T H :
                              ---------------------

         WHEREAS, Roark and Tucker (collectively, the "Tucker Parties") and Harbert beneficially own shares of the Common Stock, par value $.01 per share (the "Stock"), of Crown NorthCorp, Inc., a Delaware corporation (the "Company"); and

         WHEREAS, the parties hereto previously entered into that certain Voting Agreement, dated as of March 7, 1997 (the "Original Agreement"); and

         WHEREAS, the parties desire that Harbert purchase one share of the Company's Series AA Convertible Preferred Stock, par value $.01 per share (the "Series AA Preferred Stock"), on the date hereof, and in order to induce Harbert to agree to purchase the Series AA Preferred Stock, the Tucker Parties are willing to agree to vote their shares of Common Stock as set forth herein; and

         WHEREAS, Harbert desires that each of the Tucker Parties agrees to vote its shares in accordance with the provisions of paragraph F of the Certificate of Designation establishing the Series AA Preferred Stock, as filed with the Secretary of State of the State of Delaware on January 21, 1998 (the "Certificate of Designation"), in order more fully to effectuate certain provisions of the Certificate of Designation whereby Harbert is entitled to designate one or more persons to serve as directors of the Company for a certain period;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy, sufficiency, and receipt of which are hereby acknowledged, the parties agree as follows:

         SECTION 1. DEFINED TERMS. Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed thereto in the Original Agreement.

         SECTION 2. AMENDMENT OF SECTION 2 OF THE ORIGINAL AGREEMENT. Section 2 of the Original Agreement is hereby amended in its entirety to read in its entirety as follows:

         "SECTION 2. VOTING AGREEMENT OF THE TUCKER PARTIES. In addition to, and not in limitation of, Sections 3 and 4 hereof, during the Corporate Governance Period, each of the Tucker Parties, severally and not jointly, agrees:

                           (a) To vote all shares of securities issued by the
                  Company and entitled to vote in the election of directors ("Board Voting Securities") beneficially owned by him or it for the election as a director of the Company of such nominees for election as a director of the Company as Harbert is entitled to designate for nomination as such pursuant to the Stock Purchase Agreement or pursuant to paragraph F of the Certificate of Designation establishing the Company's Series AA Convertible Preferred Stock, par value $.01 per share (the "Series AA Preferred Stock"), as filed with the Secretary of State of the State of Delaware on January 21, 1998 (the "Certificate of Designation");

                           (b) To cause (x) each of the members of Roark's
                  immediate family, (y) each entity controlled by any Tucker Party, and (z) each trust of which Roark is a grantor (collectively, the "Roark Affiliates"), to vote all Board Voting Securities beneficially owned by him, her, or it for the election as a director of the Company of such nominees for election as a director of the Company as Harbert is entitled to designate for nomination as such pursuant to the Stock Purchase Agreement or pursuant to paragraph F of the Certificate of Designation;

                           (c) In the event a director of the Company so
                  designated for nomination by Harbert ceases to be a director of the Company for any reason before his or her term as such expires, to vote all shares of Board Voting Securities beneficially owned by him, her, or it in favor of another individual designated for nomination by Harbert for election as a director of the Company to the extent Harbert is then entitled to designate such other individual for nomination for election as a director of the Company pursuant to the Stock Purchase Agreement or pursuant to paragraph F of the Certificate of Designation; and

                           (d) In the event a director of the Company so
                  designated for nomination by Harbert ceases to be a director of the Company for any reason before his or her term expires, to cause each of the Roark Affiliates to vote all shares of Board Voting Securities owned by him, her or it in favor of another individual designated for nomination by Harbert for election as a director of the Company to the extent Harbert is then entitled to designate such other individual for nomination for election as a director of the Company pursuant to the Stock Purchase Agreement or pursuant to paragraph F of the Certificate of Designation.

         Notwithstanding the foregoing, however, to the extent that the Tucker Parties and Roark Affiliates collectively do not possess the sole power to vote or direct the voting of any such Board Voting Securities from time to time (the shares as to which the Tucker Parties and Roark Affiliates do not so possess such voting power being referred to herein as "Non-Exclusive Board Shares"), they shall be obligated to use their reasonable best efforts to cause such Non-Exclusive Board Shares to be voted in compliance with the foregoing.

         SECTION 3. INSERTION OF NEW SECTION 3 IN THE ORIGINAL AGREEMENT. The following provision is hereby inserted as Section 3 of the Original Agreement (provided that the existing Section 3 of the Original Agreement, all subsequent Sections thereof, and all cross references thereto in the Original Agreement shall be renumbered accordingly):

         "SECTION 3. ADDITIONAL VOTING AGREEMENT OF THE TUCKER PARTIES. In addition to, and not in limitation of, Sections 2 and 4 hereof, if the Series AA Preferred Stock is outstanding on June 30, 1998, has not been satisfied in full before June 30, 1998, and has not been sold, assigned, transferred, or otherwise conveyed by Harbert to a Person (as defined below) that is not a Harbert Affiliate on or before June 30, 1998, then during the Pre-Trigger Period (as defined below), if any, each of the Tucker Parties, severally and not jointly, agrees:

         (a) (i) To vote all shares of securities issued by the Company ("General Voting Securities") beneficially owned by him or it as and in the manner directed by Harbert on any matter submitted to the shareholders of the Company for a vote to the fullest extent that such securities are entitled to vote thereon, and (ii) in respect of the General Voting Securities beneficially owned by him or it, to execute and deliver consents in writing to any actions which may lawfully be taken by the stockholders of the Company without a meeting, as and in the manner directed by Harbert; and

         (b) (i) To cause the Roark Affiliates to vote all General Voting Securities beneficially owned by him, her, or it as and in the manner directed by Harbert on any matter submitted to the shareholders of the Company for a vote to the fullest extent that such securities are entitled to vote thereon, and (ii) to cause the Roark Affiliates, in respect of the General Voting Securities beneficially owned by him, her, or it, to execute and deliver consents in writing to any actions which may lawfully be taken by the stockholders of the Company without a meeting, as and in the manner directed by Harbert.

Notwithstanding the foregoing, however, to the extent that the Tucker Parties and Roark Affiliates collectively do not possess the sole power to vote or direct the voting of any such General Voting Securities from time to time or to execute and deliver written consents with respect thereto (the shares as to which the Tucker Parties and Roark Affiliates do not so possess such voting power being referred to herein as "Non-Exclusive General Shares"), they shall be obligated to use their reasonable best efforts to cause such Non-Exclusive General Shares to be voted, or written consents in respect thereof to be executed and delivered, in compliance with the foregoing. For purposes of this Agreement, the term "Pre-Trigger Period" means the period commencing on June 30,1998 and continuing until the earlier of (i) the time that the Series AA Preferred Stock is redeemed, is satisfied in full, is no longer outstanding, or is sold, assigned, transferred, or otherwise conveyed by Harbert to a Person that is not a Harbert Affiliate, and (ii) such time as both of the following events have occurred: (A) the initial public offering of the Crown Hybrid Mortgage REIT has been consummated, or another fund opportunity as contemplated by Section 3.3(a) of the Stock Purchase Agreement has been completed, and (B) the Company's average commercial loan origination volume for the then preceding three months equals at least $16.7 million per month. As used herein, the term "Harbert Affiliate" shall mean any Person Controlling (as hereinafter defined), Controlled by (as hereinafter defined), or under common Control (as hereinafter defined) with, Harbert. As used in this Agreement, at any time of determination, (i) one Person is "Controlling" another if such Person then possesses the exclusive power, directly or indirectly, to direct or cause the direction of the management or policies of the subject Person, whether through the ownership of voting securities, by contract, or otherwise, unless such power is solely the result of an official position with the subject Person, (ii) one Person is "Controlled" by another Person if such other Person then possesses the exclusive power, directly or indirectly, to direct or cause the direction of the management or policies of the subject Person, through the ownership of voting securities, by contract, or otherwise, unless such power is solely the result of an official position with such subject Person, and (iii) one Person is under common "Control" with another Person if one third party then possesses the exclusive power, directly or indirectly, to direct or cause the direction of the management or policies of the subject Person and such other Person, through the ownership of voting securities, by contract, or otherwise, unless such power is solely the result of an official position with such Person. As used in this Agreement, the term "Person" means any individual or entity.

         SECTION 4. INSERTION OF NEW SECTION 4 IN THE ORIGINAL AGREEMENT The following provision is hereby inserted as Section 4 of the Original Agreement (provided that the existing Section 4 of the Original Agreement, all subsequent Sections thereof, and all references thereto in the Original Agreement, shall be renumbered accordingly):

         "SECTION 4. ADDITIONAL AGREEMENTS RELATING TO CHANGE OF CONTROL. In addition to, and not in limitation of, Sections 2 and 3 hereof, for so long, and only for so long, as (i) the Series AA Preferred Stock is outstanding or has not been satisfied in full, and (ii) Harbert or any Harbert Affiliate is the owner and holder of record of all of the Series AA Preferred Stock, each of the Tucker Parties, severally and not jointly, agrees:

         (a)(i) Not to vote any General Voting Securities beneficially owed by him or it in favor of any transaction (or multiple related transactions) which, to the actual knowledge of Roark or Tucker at that time, would result in any Person who is not then a Permitted Control Person (as hereinafter defined) to acquire Control of the Company, and (ii) subject to the remaining provisions of this Section 4, not to voluntarily sell, assign, transfer, convey, or otherwise alienate any General Voting Securities beneficially owned by him or it in connection with any transaction (or multiple related transactions) which, to the actual knowledge of Roark or Tucker at that time, would result in any Person who is not then a Permitted Control Person to acquire Control of the Corporation, in each case unless the Company (y) voluntarily redeems all of the Series AA Preferred Stock pursuant to Section E of the Certificate of Designation prior to or concurrently with the consummation of the first of such transactions to be consummated that confers Control of the Company on such Person, or (z) calls the Series AA Preferred Stock for redemption, and the Series AA Preferred Stock is converted during the pertinent Redemption Period (as defined in the Certificate of Designation) prior to or concurrently with the consummation of the first of such transactions to be consummated that confers Control of the Company on such Person; and

         (b)(i) To cause the Roark Affiliates not to vote any General Voting Securities beneficially owned by him, her or it in favor of any transaction (or multiple related transactions) which, to the actual knowledge of Roark or Tucker at that time, would result in any Person who is not then a Permitted Control Person to acquire Control of the Company, and (ii) subject to the remaining provisions of this Section 4, to cause the Roark Affiliates not to voluntarily sell, assign, transfer, convey, or otherwise alienate any General Voting Securities beneficially owned by him, her, or it, in connection with any transaction (or multiple related transactions) which, to the actual knowledge of Roark or Tucker at that time, would result in any Person who is not then a Permitted Control Person to acquire Control of the Company, in each case unless the Company (x) voluntarily redeems all of the Series AA Preferred Stock pursuant to Section E of the Certificate of Designation prior to or concurrently with the first of such transactions to be consummated that confers Control of the Company on such Person, or (y) calls the Series AA Preferred Stock for redemption, and the Series AA Preferred Stock is converted during the pertinent Redemption Period prior to or concurrently with the first of such transactions to be consummated that confers Control of the Company on such Person.

         Notwithstanding any provision of this Agreement to the contrary, however, the parties hereto agree as follows:

         (i) The parties acknowledge that certain of the General Voting Securities currently are pledged, hypothecated, or otherwise encumbered on the date hereof. The parties agree that each of such pledges, hypothecations, and encumbrances, as amended, modified, or superseded at any time and from time to time, are permitted notwithstanding the other provisions of this Section 4, and that any foreclosure upon, assignment of, payment of any judgment with, or levy or execution of levy upon, any of such General Voting Securities pursuant to any such pledge, hypothecation, or encumbrance shall not constitute a breach of this Section 4.

         (ii) Each of the Tucker Parties and the Roark Affiliates shall be entitled to pledge, hypothecate, or otherwise encumber all or any portion of the General Voting Securities on and after the date hereof to secure the repayment of any indebtedness of any kind or nature whatsoever on or after the date hereof, and the parties agree that each of such pledges, hypothecations, and encumbrances shall be permitted notwithstanding the other provisions of this Section 4 and that any foreclosure upon, assignment of, payment of any judgment with, or levy or execution of levy upon, any such General Voting Securities pursuant to any such pledge, hypothecation, or encumbrance shall not constitute a breach of this Section 4.

         (iii) The passing of the ownership, beneficial or otherwise, of any of such General Voting Securities upon the death of any individual to that individual's heirs, executors, creditors, or personal representatives shall not constitute a violation of this Section 4.

         (iv) To the extent that the Tucker Parties and Roark Affiliates collectively do not possess the sole power to vote or direct the voting of any such General Voting Securities (the shares as to which the Tucker Parties and Roark Affiliates do not so possess such voting and dispositive power being referred to herein as the "Non-Exclusive Control General Shares"), they shall be obligated to use their reasonable best efforts to cause such Non-Exclusive Control General Shares to be voted, held, and disposed of in compliance with the foregoing.

         As used therein, the term "Permitted Control Person" shall mean one or more of any of the following persons: Harbert, any Harbert Affiliate, any Tucker Party, any Roark Affiliate, and any other Person who, by written agreement of the parties hereto is designated as a Permitted Control Person for purposes of this Agreement.

         SECTION 5. AMENDMENT OF SECTION 5 OF THE ORIGINAL AGREEMENT. Section 5 of the Original Agreement is hereby amended in its entirety to read in its entirety as follows:

         "SECTION 5. LEGENDS. The Tucker Parties and Harbert will, and the Tucker Parties will cause the Roark Affiliates to, and Harbert will cause the Harbert Affiliates to, deliver certificates representing Voting Securities beneficially owned by them to the Company for imprinting with the following legend (which legend shall be removed, with respect to any of such Voting Securities, upon the earlier of (i) the sale, assignment, or other transfer of such Voting Securities to a Person not subject to the purview of this Agreement, and (ii) the expiration of this Agreement), in each case on or before the date that is the last to occur of (x) 30 days from the date of this Agreement, and
(y) their acquisition of beneficial ownership of such Voting Securities:

         "The voting securities represented by this certificate are subject to restrictions on voting, as provided in a Voting Agreement, dated as of March 7, 1997, between and among Harbert Equity Fund I, L.L.C., Tucker Holding Company, Ltd., and Ronald E. Roark, as amended, a copy of which is on file with the Secretary of the Company."

         Notwithstanding the foregoing, however, Harbert will be obligated to utilize its reasonable best efforts to cause the beneficial owners of the Non-Exclusive Harbert Shares to comply with this Section 5, and the Tucker Parties shall be obligated to utilize their respective reasonable best efforts to cause the beneficial owners of the Non-Exclusive Board Shares, the Non-Exclusive General Shares, and the Non-Exclusive Control General Shares to comply with this Section 5."

         SECTION 6. SECRETARY TO RETAIN COPY. A copy of this Agreement shall be filed with the Secretary of the Company.

         SECTION 7. FURTHER ACTIONS. At any time and from time to time each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         SECTION 8. AVAILABILITY OF EQUITABLE REMEDIES. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, in addition to any other right or remedy available to him, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to such injunction and to the ordering of specific performance.

         SECTION 9. MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         SECTION 10. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement or at such other address as the other parties hereto shall have been notified in writing pursuant hereto. Except as otherwise specifically provided in this Agreement, any notice given by certified mail shall be deemed given at the time of certification thereof except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

         SECTION 11. WAIVER. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         SECTION 12. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors and assigns of the corporate parties hereto and the respective assigns, heirs, and personal representatives of the individual parties hereto.

         SECTION 13. NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

         SECTION 14. SEPARABILITY. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         SECTION 15. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         SECTION 16. PRONOUNS. Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, as the context requires.

         SECTION 17. COUNTERPARTS; GOVERNING LAW. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

         SECTION 18. REPRESENTATIONS AND WARRANTIES OF TUCKER. Tucker hereby represents and warrants to Harbert that:

                           (i) It is a limited liability company duly organized,
                  validly existing, and in good standing under the laws of the State of Ohio, with full limited liability company power and authority to conduct its business as currently conducted; and

                           (ii) Assuming the due authorization, execution, and
                  delivery of this Agreement by the other parties hereto, this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other laws affecting creditors' rights generally and by the availability of equitable remedies.

         SECTION 19. RATIFICATION. Each of the parties hereby confirms, ratifies, and agrees that the Original Agreement, as amended hereby, continues to be in full force and effect, as amended hereby.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                                   TUCKER HOLDING COMPANY, LTD.

                                   By:    /s/ Ronald E. Roark
                                      ----------------------------
                                   Name: Ronald E. Roark
                                   Title: Managing Member

                                       /s/ Ronald E. Roark
                                   -------------------------------
                                   RONALD E.ROARK

                                   HARBERT EQUITY FUND I, L.L.C.
                                   BY:   HARBERT MANAGEMENT CORPORATION,
                                         MANAGER

                                   By:    /s/ Michael D. Luce
                                      ----------------------------
                                   Name:  Michael D. Luce
                                   Title: Executive Vice President